Exhibit 23.2

Plantify Foods, Inc.

Vancouver, British Columbia

We hereby consent to the to the use of our report dated June 14, 2023 with respect to the registration statement on Form S-1/A of Save Foods Inc., relating to the consolidated financial statements of Plantify Foods, Inc. (“the Company”). Our report contains an Emphasis of Matter paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the registration statement.

/S/Ziv Haft
Ziv Haft
BDO Member Firm
February 2, 2024